Exhibit 16.3


                                 CODE OF ETHICS

POLICY

The Firm's CODE OF ETHICS provides guidance to all personnel of the Firm for applying appropriate standards of performance and conduct in the performance of our professional responsibilities. Each of our personnel should receive a written copy of the Code when he or she is employed and whenever a change is made in the Code.

It is each individual's responsibility to read the Code, to become familiar with its contents, and to comply with its guidance.

OBJECTIVES AND RESPONSIBILITIES

As a Firm, we are committed to providing the highest quality of service to all of our customers. We also have a responsibility to our customers, the public, and our profession to deliver our services in a professional manner, resisting pressures to compromise our values and standards.

The Code is the standard by which each of our personnel must judge his or her own conduct, the conduct of others, and the conduct of the Firm. Each person has a responsibility to preserve the integrity of the Firm's CODE OF ETHICS.



















                              PLEASE RETAIN IN THE
                             CODE OF ETHICS SECTION
                         OF YOUR REPRESENTATIVE'S MANUAL

                            PURISIMA SECURITIES, LLC
                                 CODE OF ETHICS

WE ARE COMMITTED TO PROVIDING PROMPT, EFFECTIVE AND EFFICIENT SERVICES THAT ARE RESPONSIVE TO CUSTOMER NEEDS. THESE SERVICES ARE PERFORMED WITH OBJECTIVITY, INTEGRITY AND PRUDENCE.

WE STRIVE TO ADHERE TO THE HIGHEST STANDARDS OF PROFESSIONAL ETHICS, TO MAINTAIN THE PUBLIC TRUST AND CONFIDENCE, AND TO BE COGNIZANT OF, AND COMPLY WITH, THE REQUIREMENTS OF APPLICABLE LAWS AND REGULATIONS.

WE OBSERVE THE PROFESSION'S STANDARDS OF PERFORMANCE IN PROVIDING BROKERAGE SERVICES AND CONTINUALLY STRIVE TO IMPROVE THE QUALITY OF SERVICE TO OUR CUSTOMERS.

WE OFFER ONLY THOSE SERVICES THAT WE ARE COMPETENT TO PERFORM AND SUPERVISE AND THAT WE ARE AUTHORIZED BY LEGAL AND REGULATORY GUIDELINES TO PERFORM.

WE ACCEPT OUR NEW CUSTOMERS CAREFULLY, AFTER AN ASSESSMENT OF THE APPROPRIATE INFORMATION REGARDING THE INDIVIDUALS OR ENTITIES; AND WE PERIODICALLY REVIEW THAT DECISION TO ENSURE THAT IT IS APPROPRIATE TO CONTINUE TO SERVE THE CUSTOMER.

WE PRESERVE THE CONFIDENTIALITY OF INFORMATION THAT WE OBTAIN IN PERFORMING OUR SERVICES.

WE RECRUIT HIGH-QUALITY, COMPETENT AND RESPONSIBLE PEOPLE WITHOUT REGARD TO RACE, RELIGION, CREED, COLOR, NATIONAL ORIGIN, AGE, GENDER, SEXUAL ORIENTATION, MARITAL STATUS, DISABILITY OR VETERAN STATUS.

WE CONDUCT OUR MARKETING ACTIVITIES WITHIN THE CONSTRAINTS OF APPLICABLE STATUTORY, REGULATORY AND AUTHORITATIVE REQUIREMENTS.















                              PLEASE RETAIN IN THE
                             CODE OF ETHICS SECTION
                         OF YOUR REPRESENTATIVE'S MANUAL

                             INSIDER TRADING POLICY

The activities of Purisima Securities, LLC must in all respects comply with all relevant Federal and State Laws, regulations and requirements affecting Broker Dealers. To this end, PS has adopted the following policy and procedures governing trading on material nonpublic information, frequently called "insider trading" as defined in the Insider Trading and Securities Fraud Enforcement Act of 1988.

                                     POLICY

OFFICERS, DIRECTORS, EMPLOYEES AND OTHER PERSONS AFFILIATED WITH PS MAY NOT ENGAGE IN ANY SECURITIES TRANSACTION FOR PUBLICLY TRADED SECURITIES EITHER FOR THEMSELVES, PS, ANY PS CUSTOMER ACCOUNT OR ANY OTHER PERSON WHILE IN POSSESSION OF ANY MATERIAL NONPUBLIC INFORMATION REGARDING SUCH CORPORATION OR ITS SECURITIES IRREGARDLESS OF HOW OR WHERE SUCH INFORMATION WAS DERIVED.

OFFICERS, DIRECTORS, EMPLOYEES, OR OTHER PERSONS AFFILIATED WITH PS MAY NOT TRADE ON MATERIAL NONPUBLIC INFORMATION OF THE PURISIMA FUNDS.

                                   DEFINITIONS

MATERIAL INFORMATION means information for which there is substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or information that is reasonably certain to have substantial favorable or adverse effect on the price of a corporation's securities.

NONPUBLIC INFORMATION means information that has NOT been effectively communicated to the marketplace. Information is communicated to the marketplace, for instance, if it has been published or broadcast in a (i) a major, widely distributed newspaper such as the WALL STREET JOURNAL or the NEW YORK TIMES, or
(ii) an industry-standard service such as PR Newswire, Dow Jones News Service, or Reuters, (iii) or a national media outlet such as CNBC or MSNBC.

An INSIDER means any person or entity possessing or having access to nonpublic information about a corporation. The term "insider" sometimes means corporate officers, directors and/or employees having access to confidential corporate information, which if public, could affect the market price of that corporation's securities. The term "insider" also can be expanded to include any person who becomes aware of such material nonpublic information, regardless of sources. Thus an "insider" could be a temporary person or an independent contractor who happens upon the information.

PS has adopted the aforementioned Insider Trading Policy to prevent the improper use of material nonpublic information. Each officer, director, employee, or other persons affiliated with PS must read, be familiar with, and comply with the policy and its procedures. Each person subject to the policy is required to certify in writing to PS that he or she has read and understands the policy and will comply with its terms.

                                   PROCEDURES

1) Any officer, director, employee or other person affiliated with PS which comes into possession of any material nonpublic information regarding any security or security issuing corporation shall immediately take the following steps.

     a) Cease all trading in securities of the corporation that is the subject of the information, whether for PS, any PS account, any Fisher Investments account, or any other person or organization, including your own account.

     b) Inform the President and Compliance Officer of PS, and the Compliance Officer and Director of Research of Fisher Investments of the information and all facts and circumstances surrounding acquisition of the information so that the appropriate action can be implemented.

     c) Secure and isolate all documents and other sources relating to the information to insure that knowledge of it does not spread further.

2) All documents and other sources of material nonpublic information, if any, known by PS, its officers, directors, employees or other affiliated persons shall be held in the custody of the Compliance Officer, who shall maintain all such matters in a separate, locked file cabinet or safe, or if contained in computer files, subject to access security measures known only to the President and Compliance Officer.

3) The Director of Research of Fisher Investments, upon becoming aware of material nonpublic information, shall immediately place a trading restriction on all securities of the corporation about which such information relates until the information either becomes public or ceases to be material. During the period of this trading restriction, pre-authorization requests for trading in the securities of any such corporation by officers, directors, employees or other persons affiliated with PS or FI shall be denied and any prior such pre-authorization given which had not already been executed shall be rescinded.

4) The Compliance Officer will provide an educational program to all PS officers, directors, employees, and other affiliated persons on a regular basis to insure familiarity and compliance with this policy and these procedures. The Compliance Officer will also insure that each new officer, director, employee, and affiliated person is given a copy of this policy and these procedures and is familiar with them.

5) Periodically, but not less than annually, the Compliance Officer shall secure from each officer, director, employee, and affiliated person a written certification that the person has read this policy and these procedures and is both familiar with and understands them.

6) Violation of the Insider Trading and Securities Fraud Enforcement Act of 1988 and/or of PS's policies and procedures can open the individual to a variety of penalties, fines, and/or jail sentences by various governmental agencies as well as probation and/or termination from PS.

                     PERSONAL SECURITIES TRANSACTION POLICY

                POLICY REGARDING PERSONAL SECURITIES TRANSACTIONS

Due to the relationship between Purisima Securities, LLC ("PS") and Fisher Investments, Inc. (FI), a registered investment advisor, the activities of PS must in all respects comply with all relevant Federal and State laws, regulations and requirements affecting investment advisors. To this end PS has adopted the following policy and procedures governing personal securities transactions by all officers, directors and employees.

                                     POLICY

Officers, directors and employees of PS may not engage either directly or indirectly in any personal securities transactions without the prior written approval of FI. All accounts will be reviewed quarterly, AND employees are required to provide copies of all brokerage statements.

                                   PROCEDURES

1. For purposes of the foregoing policy the following terms shall have the meanings indicated:

     a) "Control Account" means any securities account, whether or not with a broker or dealer, over which the officer, director or employee has any control or influence with respect to security transaction decisions or in which the officer, director or employee has any beneficial interest (i. e. derives any benefit). Such accounts include those securities accounts of (i) the officer, director or employee, (ii) his or her spouse, (iii) any family member of the officer, director or employee living in the same household as the officer director or employee, and
          (iv) any trust, partnership or other entity in which the director, officer or employee or a family member influences security transaction decisions or has any beneficial interest.

     b) "Security" means any security listed on any national securities exchange or otherwise publicly traded other than on any national securities exchange, and includes any other security or similar instrument purchased or considered for purchase by FI for any of its client accounts.

2. Control Accounts shall not engage in any trading in any Security without the express PRIOR written approval of FI's (i) Director of Research and Director of Operations, or (ii) President. Such written approval shall be obtained on FI's PREAUTHORIZATION OF INVESTMENT TRANSACTIONS form. The information contained on the form shall be retained on a confidential basis by those authorized to sign the form on behalf of FI, whether OR not the proposed transaction is approved and shall not be communicated to any other person except as required by law.

3. Requests for preauthorization of security transactions in a Control Account shall be approved if:

     a)   a proposed security acquisition

          *    is not on FI's then current "buy" list for client accounts,

          * the purchase is not based on material non-public information regarding the Security which is in the possession of PS or FI or the individual seeking authorization of the Security acquisition;

     b)   a proposed Security sale or disposition

          *    is not on FI's then current "sell" list for client accounts,

          * no sale or purchase transaction of such security for an FI client account has occurred during the hold period.

          * NO PURCHASE OF SUCH SECURITY IS CONTEMPLATED FOR FI CLIENT ACCOUNTS IN THE NEXT 2 DAYS FOR SECURITIES THAT TRADE MORE THAN $8 MILLION PER MONTH, AND 10 DAYS FOR SECURITIES THAT TRADE LESS THAN $8 MILLION PER MONTH.

          * NO SALE OR PURCHASE TRANSACTION OF SUCH SECURITY FOR AN FI CLIENT ACCOUNT HAS OCCURRED DURING THE PAST 2 DAYS FOR LIQUID SECURITIES AND 10 DAYS FOR ILLIQUID SECURITIES.

          * the sale or disposition is not based on material non-public information regarding the Security which is in the possession of PS or FI or the individual seeking authorization of the Security sale or disposition.

     c)   Transactions that are preauthorized must be executed the same day.

4. Within 10 days, following the end of each calendar quarter, each officer, director and employee of PS shall submit to PS's compliance officer a report or brokerage statement(s) detailing all transactions within each Control Account for such quarter. Such report or statement shall be held in confidence by the compliance officer in the same manner as the information contained on submitted FI PREAUTHORIZATION OF SECURITY TRANSACTIONS forms.

5. Any violation of the foregoing policy and procedures are extremely serious and will lead to discipline up to and including discharge.


                              PLEASE RETAIN IN THE
                     PERSONAL SECURITIES TRANSACTION POLICY
                         OF YOUR REPRESENTATIVE'S MANUAL